Exhibit 10.14

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

AMENDED AND RESTATED SUPPLY AGREEMENT

THIS AMENDED AND RESTATED SUPPLY AGREEMENT is entered into on October 15, 2009 (the “Agreement Date”) and is made effective as of the 10th day of August, 2007 (the “Effective Date”)

BETWEEN

(1)

PACIRA PHARMACEUTICALS, INC. (F/K/A SKYEPHARMA, INC.) a company incorporated California whose principal place of business is 10450 Sciences Center Drive, San Diego, California 92121 USA (“Pacira”); and

(2)	EKR THERAPEUTICS, INC. a company incorporated in the state of Delaware whose principal place of business is 1545 Route 206 South, Third Floor, Bedminster, New Jersey 07921 (the “Company” or “EKR”).

Pacira and the Company may be sometimes referred to in this Agreement each individually as a “Party,” or collectively as the “Parties.”

Recitals

(A)

Pacira and the Company are parties to that certain Supply Agreement dated as of August 10, 2007 (the “Original Agreement”), pursuant to which Pacira Manufactures (as defined below) the Products (as defined below) and supply the Finished Products (as defined below) to the Company.

(B)	Pacira and Company desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound, the Parties acknowledge and agree that this Agreement shall amend and supersede in its entirety the Original Agreement and hereby agree as follows:

1.	DEFINITIONS

1.1.	As used in this Agreement, the following words and expressions have the following meanings:

“Applicable Laws” has the meaning specified in the License Agreement;

“Approved Facilities” means the approved facilities located at 10450 Science Center Drive, San Diego, CA 92121 USA (or the approved facility of a Third Party Manufacturer), comprising buildings and equipment where Pacira shall Manufacture and store or have Manufactured and stored the Product;

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“Backup Facility” shall have the meaning set forth in Section 2.11.1 below;

“Backup Manufacturing Plan” shall have the meaning set forth in Section 2.11.1 below;

“Backup Material Supplier Plan” shall have the meaning set forth in Section 2.11.1 below;

“Batch” means shall mean that quantity of each Product (as set forth on Appendix 1) that is produced by a single cycle of Manufacture, such that it is expected to be of a uniform character and quality and in conformity within the Specification (including, but not limited to, as filed with the FDA and other applicable Relevant Authorities);

“Business Day” means a day other than a Saturday or Sunday when clearing banks are open for business;

“Certificate of Analysis” means a document, in such form as is mutually agreed upon by the Parties, setting out the results of analysis of a Batch confirming the Batch to be in accordance with the Specifications (as filed with the FDA and other applicable Relevant Authorities or contained in the Marketing Authorizations) and the identification of the methods by which the tests were performed;

“cGMP” means current Good Manufacturing Practice as set out in the United States 21 CFR 210 and 211, as amended from time to time, together with, as applicable, any analogous regulations, codes or guidelines having effect in any jurisdiction in the Territory in which Products are to be Manufactured and/or distributed;

“Commencement Date” means the date on which the Company notifies Pacira in writing that the Company has obtained all licenses and other approvals from the Relevant Authorities as necessary for the Company to distribute the Product in the United States, which date the Parties acknowledge has occurred prior to the Agreement Date;

“Delivery” means delivery of Finished Product at the loading dock of Pacira’s designated packaging facility, F.O.B., and “Delivered” shall be construed accordingly;

“Delivery Date” means the date on which the Company receives Delivery of a particular shipment of Finished Product.

“Effective Date” shall have the meaning set forth in the Preamble above;

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“Finished Product” means Product which has been Manufactured under this Agreement meeting the Specifications (including, but not limited to, all manufacturing and testing Specifications) and the Packaging and Labelling Specifications and all other requirements of this Agreement, and which is Released and ready for immediate distribution by the Company to its subdistributors and/or customers;

“Hazardous Materials” means any material that because of its quantity, concentration, or physical or chemical characteristics may pose a real risk to human health or the environment;

“License Agreement” means: (i) with respect to the period from the Effective Date until the Agreement Date, that certain Strategic Licensing, Distribution and Marketing Agreement between Pacira and EKR dated August 10, 2007 and (ii) with respect to periods after the Effective Date, that certain Amended and Restated Strategic Licensing, Distribution and Marketing Agreement between Pacira and EKR dated as of the date hereof.

“Manufacture” means the conduct of all methods and processes used by Pacira or its Third Party Manufacturer in relation to the manufacture, filling, finishing, labelling, Packaging, storage, shipping and Quality Control of the Product in accordance with the Specifications, the Packaging and Labelling Specifications, cGMPs and all other Applicable Laws;

“Manufacturing Approvals” means all necessary or appropriate approvals, licences, permits, registrations and authorisations in respect of the Manufacture of the Product;

“Manufacturing Services” shall mean all or any part of the Manufacture, stability testing and other testing and Release of the Product in the Presentation Forms either for commercial sale or for clinical supplies in the United States and in all other applicable jurisdictions of the Territory in which the Company intends to distribute the Product;

“Non-Conforming Product” shall mean any Product which fails to comply with the Specifications (including, but not limited to, any manufacturing or testing Specifications) or the Packaging and Labelling Specifications;

“Non-Conformity” shall mean the event or failure which renders a Product Non-Conforming Product;

“Packaging” means all operations involved in the process of assembly and packaging of the Product into Finished Product ready for sale or supply to a third party in any country in the Territory and “Packaged” shall be construed accordingly;

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“Packaging and Labelling Specifications” means the specifications set out in Appendix 2, as such specifications may be amended pursuant to Section 2.4 below from time to time;

“Person” shall include both corporate and real persons and institutions, partnerships and associations or entities of all kinds;

“Presentation Form” means the amount of active ingredient contained in each Vial, which initially shall be either 10mg or 15mg;

“Product” has the meaning set forth in the License Agreement;

“Quality Control” means the sampling, laboratory testing and inspection, in accordance with cGMPs, at the Approved Facilities of:

(a)	Raw Materials, in-process materials and Finished Product;

(b)	the Finished Product as necessary for Release; and

(c)	the Finished Product as necessary for stability testing.

“Raw Materials” means all active ingredients, other ingredients, packaging materials and other components and materials required to Manufacture and package the Finished Product;

“Relevant Authority” means any regulatory authority or other governmental body whose approval is necessary to Manufacture, store, market, sell and/or distribute the Product in any country in the Territory;

“Release” means confirmation, pursuant to Section 3.1.1 below, that the Product meets all applicable Specifications (including, but not limited to, all manufacturing and testing Specifications) and Packaging and Labelling Specifications.

“Required Specification Change” shall mean a Specification Change required by Applicable Laws or by a Relevant Authority;

“Specifications” means the specifications of the Product as set out in Appendix 1 (as may be amended from time to time pursuant to Section 2.4 below) and as filed with and approved by the FDA and/or any other Relevant Authorities, together with the manner of performance of the Manufacturing Services and specification of the related Raw Materials, components, methods and stability protocols and procedures as set forth in and in accordance with (a) the relevant Marketing Authorization, (b) the master control documents and change control documents utilized as of the Effective Date, as may be amended from time to time upon written agreement of the Parties, and (c) cGMPs;

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“Specification Change” shall mean any change to the Specification, the Packaging and Labelling Specification or Manufacturing Services, including, but not limited to, any different or additional requirements arising out of a launch of the Product in any country in the Territory, in each case made in accordance with Section 2.4 below;

“Supply Price” means $[**] per Vial (for each of the 10mg and 15mg Products). The Committee shall review the Supply Price once every [**] years and increase the Supply Price based upon any increase in the cost of manufacture of the Products; provided, however, that notwithstanding the foregoing, in no event shall any increase to the Supply Price exceed the lesser of: (i) [**] percent ([**]%) over the Supply Price in effect for the preceding [**] ([**]) year period or (ii) the percentage change in the Producer Price Index (Commodities) for Chemicals and Allied Products—Drugs and Pharmaceuticals (as published by the Bureau of Labor Statistics) over the preceding [**] ([**]) year period.

“Term” means the period that begins on the Effective Date, and ends upon expiration or earlier termination of this Agreement pursuant to Section 10 below;

“Third Party” has the meaning specified in the License Agreement;

“Third Party Manufacturer” means a Third Party appointed by Pacira to Manufacture the Product or any part of it on its behalf and approved by the Company pursuant to Section 2.6.5 below or by EKR in the event of a termination of this Agreement by Pacira pursuant to Section 10.2 below; and

“Vial” has the meaning specified in the License Agreement.

To the extent other capitalized terms contained herein are not otherwise defined, such terms shall have the meaning set forth in the License Agreement.

2.	MANUFACTURE OF PRODUCT

2.1

Commencement. Notwithstanding anything to the contrary, except as expressly provided herein the Parties acknowledge that: (i) the Parties’ respective rights and obligations under this Agreement commenced as of the Commencement Date and (ii) during the period between the Effective Date and the Commencement Date, all Product supply was pursuant to the terms and conditions of the Transition Services and Inventory Agreement (as defined in the License Agreement).

2.2

Manufacture of the Product. Subject to the terms and conditions of this Agreement, Pacira shall perform, or procure from a Third Party Manufacturer the performance of, the Manufacturing Services in accordance with:

2.2.1	the Specifications;

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2.2.2	all cGMPs and other regulations now in place or established during the Term by a Relevant Authority that are applicable to the performance of the Manufacturing Services;

2.2.3	all Applicable Laws relating to the performance of Manufacturing Services; and

2.2.4	the Packaging and Labelling Specifications.

2.3	Pacira Responsibilities. During the Term, Pacira shall be responsible for:

2.3.1	Sourcing of Raw Materials. Obtaining all Raw Materials required to Manufacture the Product in accordance with the Specification, the Packaging and Labelling Specification, Applicable Laws and cGMPs.

2.3.2	Equipment, Shipping Supplies and Personnel. Supplying all equipment, shipping supplies, materials and personnel necessary for the performance of the Manufacturing Services and Delivery.

2.3.3

Raw Material Inventory. Maintaining in its inventory such quantities of Raw Materials as the Parties shall reasonably deem necessary from time to time to enable it to perform its obligations under the terms and conditions of this Agreement in a timely manner.

2.3.4

Finished Product Safety Stock. Storing at its expense safety stock of unlabeled vials (conforming to all applicable Specifications) in quantities to be agreed by the Joint Commercialization Committee as part of the Backup Plan described in Section 2.11 below (the “Safety Stock”). Finished Product may be Released from the Safety Stock to fill the Company’s orders under this Agreement. Pacira shall store and maintain such Safety Stock in accordance with cGMPs and all other Applicable Laws.

2.3.5

Recordkeeping. Maintaining complete and accurate documentation of all validation data, stability testing data, Batch records, Quality Control and laboratory testing and any other data required under cGMPs and other requirements of any Relevant Authority in connection with the performance of any Manufacturing Services and Delivery hereunder. Pacira shall provide Company with copies of such documentation as reasonably necessary as quickly as possible upon Company’s reasonable

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request at Company’s expense. Throughout the Term, and for so long thereafter as is required by Applicable Laws, Pacira shall monitor and maintain reasonable records in compliance with cGMPs and all other requirements of any Relevant Authority, including through the establishment and implementation of such operating procedures as are reasonably necessary to assure such compliance.

2.3.6	Quality of Finished Product; Expiry Dating. Pacira shall ensure that, at the Delivery Date:

2.3.6.1	the Finished Product will conform to the Specifications and the Packaging and Labelling Specifications;

2.3.6.2	the Finished Product shall not be adulterated or misbranded within the meaning of the FD&C Act, provided that Company has made timely provision of compliant artwork for labelling; and

2.3.6.3

all Finished Product supplied to Company hereunder shall have a remaining shelf life as of the Delivery Date of at least [**] ([**]) months, except that to the extent Finished Product delivered hereunder constitutes Safety Stock then such Finished Product shall have a shelf life of not less than [**] ([**]) months or such other shelf life as may be agreed in writing between the Parties from time to time.

2.3.7	Exceptions to Pacira’s Obligations. Pacira’s obligations under Section 2.3.6 shall not apply to any Finished Product which:

2.3.7.1	has been tampered with or otherwise altered other than by Pacira after Delivery;

2.3.7.2	has been subjected to misuse, negligence or accident other than by Pacira after Delivery; or

2.3.7.3	has been stored, handled or used in a manner contrary to applicable requirements by Persons other than Pacira after Delivery.

2.3.8

Negation of Other Terms. No terms or conditions contained in any Purchase Order (as hereinafter defined), acknowledgement, invoice, acceptance, or any other pre-printed form issued by any Party shall be effective to the extent it is inconsistent with or modifies the terms and conditions contained herein.

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2.4	Changes to Specification; New Specifications.

2.4.1	Voluntary Specification Changes

2.4.1.1

The Company may request a Specification Change but no such Specification Change shall be implemented unless both Parties agree in writing, such agreement not to be unreasonably withheld. Notwithstanding the foregoing, Pacira shall implement, at the Company’s expense, all Specification Changes requested by the Company relating to Product package and label branding, artwork and other non-regulatory changes.

2.4.1.2

As soon as is reasonable after notice of the proposed Specification Change is served by the Company, the Parties’ representatives will meet (either in person or by telephone conference) to discuss the proposed Specification Change. The Parties will confer in good faith as to the most cost-effective and efficient means to implement or to otherwise provide for the proposed Specification Change or to discuss any reasons as to why the proposed Specification Change cannot be made.

2.4.1.3

The Parties shall itemize in good faith best estimates of the relative costs and impacts, including capital expenses and potential impacts such expenditures will have on each Party and neither Party shall be required to implement a Specification Change (other than a Company-requested Specification Change described in Section 2.4.1.1 related to non-regulatory changes) unless agreement is reached in relation to the way in which costs, expenditures and other impacts will be apportioned between the Parties.

2.4.2	Required Specification Changes

2.4.2.1

If a Required Specification Change is necessary, the Parties will confer immediately and in good faith to determine the most cost-effective and efficient means to implement or to otherwise provide for the Required Specification Change.

2.4.2.2

Subject to Sections 2.4.2.3 and 2.4.2.4 below (but notwithstanding anything to the contrary in Section 2.4.1 above), Pacira shall implement such Required Specification Change as quickly as reasonably possible.

2.4.2.3

The Parties shall itemize in good faith best estimates of the respective costs and impacts, including capital expenses and potential impacts that such Required Specification Changes will have on each Party.

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2.4.2.4

The Parties shall use reasonable commercial endeavours to agree the costs and expenses and how such costs and expenses should be allocated between them. In the event that the Parties cannot agree the costs and expenses or how such costs and expenses should be allocated between them either Party may refer the matter to Dispute Resolution in accordance with the terms of Schedule VIII of the License Agreement.

2.5	Audit; Access to Records

2.5.1

Company Audit Right. Company, at its expense, shall be permitted, but not obligated, to audit (or to have its auditors or accountants audit) the performance of the Manufacturing Services by Pacira and any Third Party Manufacturer, upon reasonable prior notice and during regular business hours and without unreasonable disruption to the conduct of business by Pacira or any Third Party Manufacturer provided that any such audit shall occur not more than once per year (or more frequently in the event any violation or deficiency is discovered during the course of any such audit, or during the course of any audit by an applicable Regulatory Authority, or with respect to the Product).

2.5.2

Access to Records. Pacira and any Third Party Manufacturer shall make all records (including batch records) regarding its performance under the terms and conditions of this Agreement reasonably available for inspection by Company at such audits, and at any other time, at the Company’s costs and upon Company’s prior written request, as well as any records relating to supply of the Manufacturing Services and materials or ingredients to be used in the performance of the terms and conditions of this Agreement.

2.5.3

Permission to Audit Third Party Manufacturers. Pacira shall use reasonable efforts to obtain permission for such auditing by Company from any Third Party Manufacturers performing any of the Manufacturing Services.

2.5.4

Compliance with Pacira Rules and Regulations. Employees and agents of Company who inspect any facilities shall at all times comply with the reasonable rules and regulations of Pacira or any Third Party Manufacturer (as the case may be), and Company shall assume all liability relating to or resulting from the presence of Company’s employees or agents on Pacira’s or the Third Party Manufacturer’s premises (except for liability arising from the negligence or willful misconduct of Pacira or such Third Party Manufacturer).

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2.5.5

Pacira Audit Rights. Pacira, at its expense, shall be permitted, but not obligated, to audit the performance and adequacy of the cold chain distribution facilities owned, used or to be used by Company in the distribution of the Product, upon reasonable prior notice and during regular business hours and without unreasonable disruption to the conduct of business of Company or any Third Party provided that any such audit shall occur not more than once per year or more frequently in the event Pacira and/or the Company receive a complaint that Finished Products have been delivered which have not been stored at the proper temperatures.

2.6	Notifications and Remedies Concerning Manufacturing Matters; Subcontracting to Third Party Manufacturers.

2.6.1

Potential Adverse Events. Pacira shall promptly notify Company of, and shall keep Company informed in relation to, any problems or unusual production, packaging or other Manufacturing situations which have, or are reasonably likely to have, a material adverse effect upon the Manufacturing Services or Delivery and shall use commercially reasonable efforts to promptly remedy or prevent any such situation.

2.6.2

Potential Supply Issues. Without limiting the Parties’ respective rights and obligations under Section 2.11 below, in the event Pacira is or reasonably anticipates that it will be unable to Manufacture or have Manufactured and Deliver Product in sufficient quantities to satisfy Company’s forecasted requirements and/or maintain the Safety Stock in accordance with Section 2.3.5, due to any cause, Pacira shall promptly inform Company of the expected duration of its inability to Manufacture or have Manufactured sufficient quantities of Product and shall keep Company informed on a timely basis of developments during any such period of time.

2.6.3

Notice of Correspondence With and Actions by Relevant Authorities. Pacira shall notify Company within three (3) Business Days following receipt of any notices or communications sent to Pacira by any Relevant Authority or any inspection, investigation or other inquiry, or other material governmental notice or communication, which have, or are reasonably likely to have, a material effect upon the Manufacturing Services, or which otherwise relates to the Products or the Manufacturing Services, promptly after Pacira becomes aware of such inspection, investigation, inquiry, notice or communication and shall promptly thereafter provide to Company a written summary of all findings by the Relevant Authority. Pacira shall, to the extent possible, allow upon reasonable request a representative of Company to be present during any such inspection, investigation or other inquiry.

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2.6.4

Responses to Relevant Authorities. The Parties shall discuss any corrective actions to be taken, including any written responses to the Relevant Authority and each Party shall take into account in good faith the other Party’s comments. Pacira shall be principally responsible for communications with any Relevant Authority in the Territory except when Company is required to communicate with the Relevant Authority by Applicable Law or to the extent the communication relates to the Products. Each Party shall use commercially reasonable efforts to communicate with the other Party in advance of any such communications with the Relevant Authority.

2.6.5

Subcontracting to Third Party Manufacturers. Pacira may subcontract any of its Manufacturing obligations under this Agreement to a Third Party Manufacturer, and shall notify the Company prior to the selection of any such Third Party Manufacturer; provided, however, that in no event shall such subcontracting relieve Pacira of any of its obligations under this Agreement. Pacira shall be responsible for ensuring that each Third Party Manufacturer has all necessary Manufacturing Approvals, is a cGMP-approved facility and is otherwise in compliance with the terms and conditions of this Agreement and all Applicable Laws.

2.7	Compliance with Applicable Laws; Backup and Disaster Recovery Plans

2.7.1

Compliance with cGMP and Applicable Laws. Each Party shall comply with all cGMP and Applicable Laws that are applicable to it in carrying out its duties and obligations under the terms and conditions of this Agreement.

2.7.2	Approved Facility. Pacira will perform (or procure the performance of) the Manufacturing Services at the Approved Facilities or, if applicable, the Backup Facility.

2.7.3

Manufacturing Approvals. Pacira shall maintain and shall require any Third Party Manufacturer to maintain in good order all Manufacturing Approvals and permits relating to the Approved Facilities, the Backup Facility, if applicable and the Manufacturing Services, as granted by any Relevant Authority, for so long and insofar as is necessary to permit Pacira to provide the Manufacturing Services as contemplated hereunder. Pacira shall, and will require any Third Party Manufacturer to, make copies of such Manufacturing Approvals and all related documents available to Company and its designees for inspection, upon reasonable request from Company.

2.7.4

Backup and Disaster Recovery Plans. Without limiting the Parties’ respective rights and obligations under Section 2.11 below, Pacira will use commercially reasonable efforts to establish, maintain and execute such

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backup and disaster recovery practices and procedures as are commercially reasonable under the circumstances, so as to facilitate an uninterrupted supply of Product to Company and to require the same of any Third Party Manufacturer. Upon Company’s request, Pacira shall discuss such practices and procedures with Company and in good faith consider Company’s suggestions with respect thereto.

2.7.5

Narcotic Tracking Requirements. Each Party shall comply with existing or future narcotic tracking requirements of any Relevant Authority that are applicable to it and, at such times as may be required under such Relevant Authority requirements, shall provide the other Party with reports containing such information regarding Product deliveries as are required by such Relevant Authority requirements. In addition, each Party shall be responsible for producing to the applicable Relevant Authorities any other product consumption reports or product tracking information (i.e., diversion) as may be required from such Party by any Relevant Authority from time to time.

2.8	Use of Third Party Materials.

2.8.1	Pacira shall not, and shall require any Third Party Manufacturer not to:

2.8.1.1

incorporate any materials that are proprietary to, or that are manufactured using any proprietary process of, any Person into any Product supplied to Company hereunder without necessary consents of such Person; or

2.8.1.2	design any process for the manufacture of Raw Materials or Product so as to require the use of any proprietary materials or processes of any Person without necessary consents of such Person.

2.9	Handling of Hazardous Materials.

2.9.1

Hazardous Materials Notification and Training. Pacira shall use commercially reasonable efforts (and shall require any Third Party Manufacturer to use commercially reasonable efforts) to inform its employees and contractors of any known or reasonably ascertainable Hazardous Materials associated with the Product or its raw materials or active ingredient, or any Hazardous Materials generated through performance of the Manufacturing Services, and provide such persons with reasonable training in the proper methods of handling and disposing of such items.

2.9.2	Compliance with Applicable Laws. Pacira shall (and shall require any Third Party Manufacturer) to handle, accumulate, label, package, ship and

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dispose of all Hazardous Materials generated through performance of the Manufacturing Services in accordance with all Applicable Laws and other requirements of Relevant Authorities.

2.10	Labelling.

2.10.1

Provision of Artwork; Changes to Labelling. Company, at Company’s cost and expense, shall provide to Pacira camera-ready artwork for the labelling of the Products. Company shall be responsible for assuring that the artwork as selected by Company complies with the requirements of Applicable Law in the Territory and for any claims that such use infringes the rights of third parties, except to the extent that such infringement is in relation to permitted use of the Trademarks (as defined in the License Agreement) under the terms of the License Agreement. Notwithstanding anything to the contrary, in the event any change to Product labelling is required by Applicable Law or requirements of Relevant Authorities, Company shall be responsible for all costs of implementing such change to the extent such change is made after the Agreement Date. The Company shall be responsible for the cost of any branding-driven Product labelling changes that the Company may elect to make from time to time (e.g., to colour, layout, etc.).

2.10.2

Obsolete Stock Arising From Label Change. Any stock rendered obsolete by a change in the Product labelling requested by Company or required by any Regulatory Authority in the Territory shall, at the Company’s option, either be relabelled by or purchased from Pacira by Company at Pacira’s actual cost.

2.11	Back-Up Plans; Supply Failures.

2.11.1

Back-Up Plans. Prior to the Agreement Date, the Parties have negotiated in good faith and finalized mutually-acceptable, detailed, written plans regarding: (i) securing of backup suppliers for five (5) key Raw Materials as further described below (the “Backup Raw Material Supplier Plan”) and (ii) the build-out, qualification, and establishment of a back-up facility owned by Pacira and located at a site that is separate from the Approved Facility (the “Backup Facility,” and such plan, the “Backup Manufacturing Plan”). The Backup Raw Material Supplier Plan and the Backup Manufacturing Plan is consistent with the provisions set forth in subsections (a) and (b) below, respectively:

(a) Backup Raw Material Supplier Plan. The Backup Raw Material Supplier Plan will: (i) identify cGMP-compliant backup suppliers for each of the following three (3) key Raw Materials: DOPC, Trycaprilyn and Triolein (together with the backup suppliers for

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cholesterol and DPPG, the “Backup Raw Material Suppliers”), (ii) provide for the continued maintenance of qualifications that are in existence as of the Effective Date for the Backup Raw Material Suppliers for cholesterol and DPPG, and (iii) set forth a detailed plan of action (including timelines and a detailed breakdown of associated costs and economic triggers) for qualification of Backup Raw Material Suppliers for DOPC, Trycaprilyn and Triolein. Pacira shall perform the tasks described in the Backup Raw Material Supplier Qualification Plan; provided, however, that the provisions of the Backup Raw Material Supplier Qualification Plan regarding the qualification of Backup Raw Material Suppliers for DOPC, Trycaprilyn and Triolein will not be implemented until such time as may be requested by Company in writing following the satisfaction of the agreed upon economic triggers and any other conditions agreed upon by the parties in the Backup Raw Material Supplier Qualification Plan.

(b) Backup Manufacturing Plan. The Backup Manufacturing Plan will: (i) set forth plans, timelines, costs and economic triggers for the procurement, and storage of backup equipment necessary to Manufacture the Product, (ii) set forth plans, timelines, costs and economic triggers for the build-out and set up of the Backup Facility, (iii) set forth plans for the qualification of the Backup Facility, (iv) provide for the participation of appropriate Pacira personnel with knowledge relating to the Manufacture of the Product in the implementation of the Back-Up Manufacturing Plan and (v) provide for a formula for sharing of costs relating to the implementation of the Back-Up Manufacturing Plan, whereby Pacira’s share of such costs would increase as Product sales volume increases. The Back-Up Manufacturing Plan will not be implemented until such time as may be requested by Company in writing following satisfactions of the agreed upon economic triggers and any other conditions agreed upon by the parties in the Backup Manufacturing Plan.

2.12

EKR Step-in Right. Notwithstanding anything to the contrary herein, in the event EKR exercises its Step-in Right pursuant to Section 17.5 of the License Agreement, PPI shall not be responsible for the supply of Product to EKR hereunder during such time that EKR exercises such right and PPI shall not be responsible for the actions or omissions of EKR after exercising such Step-in Right.

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3	TESTING; RECEIPT OF PRODUCT; ACCEPTANCE

3.1	Testing; Certificate of Analysis; Shipment Samples.

3.1.1

Release Testing. Pacira shall undertake, or have undertaken by the Third Party Manufacturer, Quality Control and Release of each Batch of the Finished Product using the analytical testing methodologies which are set forth in the Specifications and any Marketing Authorization and as required by cGMP and any other Applicable Laws.

3.1.2	Certificate of Analysis. Pacira shall furnish Company with a Certificate of Analysis for each Batch of the Product on or before the date on which the Product is Delivered to Company.

3.1.3	Record Retention. Pacira shall retain records pertaining to all such testing as required by Applicable Laws.

3.1.4	Retention of Samples. Pacira shall properly store and retain, or have any Third Party Manufacturer or suppliers properly store and retain, samples (identified by Batch number) of:

3.1.4.1	Product that it supplies to Company; and

3.1.4.2	Active ingredient and other materials used to Manufacture the Product (except water, compressed gases and highly volatile compounds),

in each of the foregoing cases, in conditions, and for times required by, Applicable Laws and cGMPs.

3.1.5

Qualification of Independent Testing Laboratory. Promptly after the Effective Date, the Parties shall agree upon a qualified, independent testing laboratory to which purported Non-Conforming Product shall be submitted in accordance with Section 3.2.8 below (the “Independent Testing Laboratory”). Following satisfactions of the agreed upon appropriate economic triggers and any other conditions agreed upon by the Joint Commercialization Committee, Pacira shall complete a transfer to the Independent Testing Laboratory (subject to appropriate confidentiality provisions) of all relevant analytical methods to be used for testing of the Product. Upon completion of the transfer, EKR shall reimburse Pacira for the reasonable costs and expenses of such transfer within thirty (30) days of receipt of an invoice and satisfactory documentation in support of such transfer expenses.

3.2	Rejection/Acceptance Procedures; Non-Conforming Product.

3.2.1

Right to Reject Nonconforming Product. Subject to the provisions of this clause, Company shall be entitled to reject any portion or all of any shipment of Finished Product (or any component thereof) that, at the time of Delivery is Nonconforming Product.

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3.2.2

Visual Inspection. Within ten (10) Business Days of Delivery of a shipment of Finished Product, Company shall, at its option, inspect (or have inspected) such shipment for transport damages, completeness, and, as far as reasonably possible, any other Non-Conformity apparent from a reasonable visual inspection.

3.2.3

Notification of Defects Discovered During Visual Inspection. Company shall promptly, and in no event more than ten (10) Business Days after the end of such inspection period, notify Pacira if the Company has discovered that the shipment of Finished Product includes Nonconforming Product.

3.2.4

Notification of Defects Discovered After Visual Inspection. In the case of Product with defects that were not readily discoverable within the periods provided in Section 3.2.3, Company shall promptly, and in no event more than five (5) Business Days of discovery of such defect, notify Pacira of such defect.

3.2.5	Content of Defect Notices. Any notification by Company to Pacira of Nonconforming Product shall indicate the defect.

3.2.6

Pacira Response to Defect Notice. Pacira shall notify Company as promptly as reasonably possible, but in any event within ten (10) days after receipt of Company’s notice of rejection, whether it accepts or disputes Company’s assertions that certain Finished Product is a Nonconforming Product.

3.2.7

Provision of Replacement Product. Whether or not Pacira accepts Company’s assertion that certain Finished Product is Nonconforming Product: (i) Pacira shall, as soon as reasonably possible, replace all such Nonconforming Product with Finished Product that complies with the requirements of the terms and conditions of this Agreement (“Replacement Product”), and (ii) except as provided in Section 3.2.12 below, Company shall pay the Supply Price invoiced in connection with the Replacement Product within thirty (30) days after receipt of an invoice for such Replacement Product. Except as provided in Section 3.2.10 below, in no event shall the Company have any obligation to pay any invoice for the purported Nonconforming Product.

3.2.8

Dispute as to Defect; Submission to Independent Testing Laboratory. If Pacira disputes Company’s assertion that certain Product is a Nonconforming Product, then at either Party’s request the Independent Testing Laboratory and subject to agreement by the Parties as to the appropriate procedures and tests to be conducted, shall analyze a sample of the allegedly Nonconforming Product and any shipment as necessary to determine whether the rejected Product is Nonconforming Product.

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3.2.8.1

The Independent Testing Laboratory shall use such procedures and tests to reach a conclusion. Both Parties agree to cooperate with the Independent Testing Laboratory’s reasonable requests for assistance in connection with its analysis hereunder.

3.2.8.2	Both Parties shall be bound by the Independent Testing Laboratory’s results of analysis, which, in the absence of manifest error, shall be deemed final as to any dispute over the Nonconformity.

3.2.8.3

The costs of testing by the Independent Testing Laboratory together with any reasonable costs incurred by the Parties shall be borne by the losing Party, or if the laboratory or expert cannot place the fault noticed and complained about, then the Parties shall share equally the expenses in connection with such laboratory or expert and bear their own costs.

3.2.9

Defect Accepted by Pacira or Determined by Independent Testing Laboratory. If Pacira accepts Company’s assertion that certain Finished Product is Nonconforming Product or if the Independent Testing Laboratory determines that such Finished Product was a Nonconforming Product: (i) Pacira shall bear (and, to the extent already paid for by Company, reimburse or refund to Company) all freight, tax, and insurance costs incurred in transporting such Replacement Product to Company’s designated location and (ii) if Company has previously paid for the Nonconforming Product, Pacira shall issue a credit in accordance with Section 3.2.12 below.

3.2.10

Lack of Defect Acknowledged by Company or Determined by Independent Testing Laboratory. If the Independent Testing Laboratory determines, or if Company acknowledges the same in writing, that such Finished Product was not a Nonconforming Product, then Pacira shall provide an invoice to Company as of the earlier of such determination or acknowledgement, which invoice shall set forth:

3.2.10.1	the Supply Price for the purported Nonconforming Product; together with

3.2.10.2	all freight, tax, and insurance costs incurred in transporting such Replacement Product to Company or its designee.

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Such invoice for the purported Nonconforming Product shall be in lieu of the invoice for the original shipment of the allegedly Nonconforming Product. Company shall pay such invoice within thirty (30) days after receipt.

3.2.11	Return or Destruction of Nonconforming Product. Any Nonconforming Product shall, at Pacira’s sole discretion and expense, either:

3.2.11.1	be returned to Pacira within a reasonable period of time and relabelled or reworked as permitted in the Marketing Authorizations and Specification, if permitted by the Relevant Authorities, or

3.2.11.2	destroyed by Company in accordance with Applicable Law.

3.2.12

Refund of Payments for Nonconforming Product. In the event that Product is determined to contain a Nonconformity after Company has already remitted payment to Pacira for such Product, Pacira shall credit Company the amount for such Nonconforming Product against future payments owing by Company or, provided that Company has not already paid for the Replacement Product, provide Replacement Product at Pacira’s sole cost and expense.

4	QUANTITIES FORECASTING AND PURCHASE ORDERS

4.1

Purchase Lot Size. Company shall purchase Product from Pacira in multiples of a single Batch or such smaller quantities as the Parties shall agree. Batch quantities for each Product Presentation Form are listed in Appendix 1. Pacira will split a specific lot, upon Company’s request via the Purchase Order, to create an approximately half normal batch size of the two Presentation Forms, for a fee of [**] ($[**]) US dollars, in addition to the standard Product Supply Price per Vial.

4.2

Batch Requirements; Packaging Requirements. Company shall specify the Presentation Form, Packaging and labelling requirements for each Batch. It is understood and agreed by the Parties that no single Batch may contain more than one Presentation Form, unless Company has requested a split Batch via the Purchase Order. Responsibility for Packaging shall be with Pacira.

4.3

Purchase Orders and Forecasts. Company shall provide to Pacira, on a [**] basis (or on a [**] basis, if the Committee so determines) throughout that portion of the Term that begins on the Commencement Date, forecasts of units of Product estimated to be required by Company during the upcoming twelve (12) month period. The first [**] ([**]) months of each forecast specifying Company’s requirements shall serve as a firm commitment for quantities of Product (for the

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[**]) and shall be deemed to be a “Purchase Order” for the purposes of this Agreement, and the remaining [**] ([**]) months of each forecast shall be a non-binding estimate of requirements for such period. In each Purchase Order, Company shall specify the desired Delivery Date(s) for Product to be supplied during the [**] ([**]) month period covered by such Purchase Order. Pacira shall provide Company with a written acknowledgement of each Purchase Order from Company within five (5) days of receipt of the Purchase Order from Company as set forth in Section 4.5 below.

4.4

Purchase Orders in Excess of Forecast. Notwithstanding the foregoing, Pacira will be required to accept Purchase Orders for Product only for quantities which are no greater than [**] percent ([**]%) more than the quantities of such Product reflected in the second quarter covered by the forecast provided immediately preceding the most recent forecast. Pacira will use commercially reasonable efforts to supply quantities of Product exceeding the amounts set forth in this Section 4.4.

4.5

Acceptance of Purchase Orders. Each Purchase Order shall be subject to acceptance in writing by Pacira within five (5) days of receipt, and Pacira may only reject Purchase Orders from Company to the extent that they are contrary to the provisions of this Section 4.

4.6

Supply of Products. Pacira shall supply Product in accordance with such Purchase Orders (including, but not limited to, in accordance with the quantities (by Presentation Form), Delivery Dates, and Delivery locations specified in such Purchase Orders), free from any liens or encumbrances.

4.7

Delivery Date. Pacira shall Deliver each of Company’s orders for the Product on the relevant Delivery Date or no earlier than one week prior to and no later than one week following the Delivery Date requested in the applicable Purchase Order, unless Pacira (without prejudice to the Parties’ respective rights and obligations under Section 2.11 above) has given notice in writing to Company of its inability to supply such Product within five (5) days of receipt of Company’s Purchase Order under Section 4.3 above (in which event Pacira shall use its best efforts to supply the Products as soon as possible but not later than twenty (20) days of the Delivery Date). If Pacira is unable to Deliver ordered Product within this period Pacira shall promptly notify Company of that fact, the reason for the delay and (if appropriate) give its best estimate of the likely date of delayed Delivery.

4.8

Late Delivery. Without limiting the Parties’ respective rights and obligations under Section 2.11 above, if Delivery of the Product has not taken place or is not estimated to take place within thirty (30) days of the requested Delivery Date, Pacira shall use all reasonable endeavours to:

4.8.1	secure alternative supplies of the Product from an Affiliate or a Third Party on the same terms as the terms and conditions of this Agreement; and

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4.8.2	shall provide Company all reasonable co-operation and assistance in order to ensure continuity of supply.

4.9

Shipping Documentation. With each shipment of Finished Product, Pacira shall provide Company with commercially appropriate shipping documentation, including, without limitation, bills of lading and a Certificate of Analysis which shall:

4.9.1	identify the applicable Batch number of Finished Product;

4.9.2	record conformance of the shipment with the Specification and provide applicable supporting data; and

4.9.3	show that the Product was manufactured in accordance with cGMPs and all applicable regulatory filings, Applicable Law and all Manufacturing Approvals.

4.10

Certificate of Compliance. With the initial shipment of Finished Product and annually thereafter, Pacira shall provide Company with a Certificate of Compliance certifying that the Approved Facility is in compliance with cGMP and all other Applicable Laws.

4.11	Delivery Term. Pacira shall Deliver the Finished Products F.O.B at the loading dock of Pacira’s designated packaging facility.

5	TITLE AND PAYMENT

5.1

Payment of Supply Price. Company shall pay to Pacira the Supply Price for each Vial of Product as is ordered by Company and supplied, Delivered and Released by Pacira in accordance with the terms and conditions of this Agreement. If Company has requested a split lot, then Company shall pay an additional $[**] to Pacira upon Delivery and in accordance with the terms and conditions of this Agreement.

5.2

Passage of Title and Risk. Legal title, risk in, and responsibility for, the Product shall pass from Pacira to Company upon Delivery of the Product. Upon Delivery, Company shall be responsible for, without limitation, arranging and maintaining proper temperature controlled handling and necessary narcotic product security for the Product.

5.3

Invoicing. Pacira shall render an invoice in respect of the Supply Price for each shipment of the Product upon Delivery. Company shall pay amounts properly due under the relevant invoice within forty-five (45) days from the actual date of Delivery. Unless otherwise agreed between the Parties, the Supply Price shall be invoiced and paid in U.S. Dollars.

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5.4	Taxes. If Company is required to deduct or withhold for or on account of any tax required by Applicable Laws or regulations, Company shall:

5.4.1	pay to the relevant authorities the full amount required to be deducted or withheld; and

5.4.2	forward to Pacira an official receipt (or certified copy) or other documentation reasonably acceptable to Pacira evidencing payment to such authorities.

6	PROJECT MANAGEMENT

6.1

Project Managers. Each Party shall from time to time by notice to the other nominate a Project Manager to co-ordinate relationships between the Parties pursuant to the supply arrangement comprised in the terms and conditions of this Agreement. The Project Manager shall be the first point of contact between the parties in relation to the placement of Product orders, the status of import and export licenses, confirmation of Delivery Dates, issues relating to Manufacturing and Manufacturing Approvals.

6.2

Identification of Project Managers. The Project Managers shall form a project team comprising relevant staff from both Pacira and Company for the co-ordination of the supply of the Product to Company. From the Effective Date the Project Managers for the parties shall be:

For Pacira:	Patricia Brady
Senior Manager, Supply Operations

For Company:	Susan Bacso
Vice President Manufacturing/Quality Control

6.3

Cooperation. Pacira and Company shall diligently carry out the tasks assigned to them hereunder, and as subsequently agreed in writing during the Term. Each Party shall co-operate with the other in good faith particularly with respect to problems or contingencies that arise during the Term and shall perform its obligations in good faith and in a commercially reasonable, diligent and workmanlike manner.

6.4

Disputes. In the event of a dispute or disagreement between the Parties relating hereto such dispute or disagreement shall be referred for resolution in accordance with the Dispute Resolution procedures contained in Schedule VIII of the License Agreement.

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7	MANUFACTURE AND WARRANTIES

7.1

Changes to Approved Facilities. Pacira shall notify the Company of any material change to the Approved Facilities or its (or any Third Party Manufacturer’s) manufacturing environment. To the extent any such change could reasonably be expected to materially adversely affect Pacira’s ability to perform its obligations under this Agreement, Pacira shall not implement such change without obtaining the prior, written consent of the Company, such consent not to be unreasonably withheld or delayed.

7.2

Pacira Representations, Warranties and Covenants. In addition to the representations and warranties set forth in the License Agreement (which are incorporated herein by reference), Pacira represents, warrants and covenants to Company that as of the date hereof and at all times thereafter during the Term:

7.2.1

the Approved Facilities and the Backup Facility shall comply in all respects with all cGMPs and Applicable Laws, regulations, rules and standards, and Pacira and each Third Party Manufacturer have all required Manufacturing Approvals and other requirements of the Relevant Authorities, including, but not limited to, any Manufacturing Approvals required by the FDA, the DEA, and any analogous governmental authority in the Territory;

7.2.2

the Approved Facilities currently have, and at all times during the Term shall maintain, the necessary equipment and appropriately qualified personnel required for the Manufacture the Product in compliance with cGMPs, all other Applicable Laws, Marketing Authorisation (as defined in the License Agreement) in any country in the Territory, and Pacira at all times during the Term shall maintain its leasehold interest in, or other right to occupy, the Approved Facility;

7.2.3

each Finished Product Delivered under this Agreement shall meet the Specification and the Packaging and Labelling Specifications, and shall not be adulterated or misbranded within the meaning of the FD&C Act, or be an article that may not be introduced into interstate commerce;

7.2.4	each Finished Product Delivered under this Agreement shall be Manufactured and tested and Released in strict compliance with the Specifications and each Marketing Authorization;

7.2.5

each Finished Product Delivered under this Agreement shall be Manufactured in compliance with all Applicable Laws, including, but not limited to, those promulgated by any Relevant Authority, and relevant professional standards and codes of conduct;

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7.2.6	each Finished Product Delivered under this Agreement shall be Manufactured in compliance with cGMP;

7.2.7	each Finished Product Delivered under this Agreement shall at the time of Delivery be free and clear from all liens, encumbrances, and defects of title;

7.2.8	that it has and will at all times during the Term the requisite expertise and skill to perform its obligations hereunder;

7.2.9

Pacira shall notify the Company in writing immediately upon receipt of any notice of default under any lease, credit facility, loan agreement, security agreement, or other agreement relating to the Approved Facility or any other default or purported default which could reasonably be expected to affect Pacira’s ability to Manufacture the Product in accordance with the terms and conditions of this Agreement, and shall provide the Company with the opportunity to cure any such default or purported default on behalf of Pacira;

7.2.10	the Manufacture of the Products shall not infringe, misappropriate or otherwise violate any patent, copyright, trade secret or other intellectual property right of any Third Party; and

7.2.11

neither Pacira, any Third Party Manufacturer, nor any person employed or engaged by any of the foregoing in connection with the work to be performed under this Agreement has been debarred under section 306(a) or 306 (b) of the Food Drug & Cosmetic Act and no debarred person will in the future be employed or engaged by any of the foregoing in connection with any work to be performed hereunder.

7.2.12	That Pacira or any of its Affiliates or Third Party Manufacturers shall not wilfully or intentionally disrupt or cause the disruption of Supply of Products to EKR as provided herein.

7.3

Disclaimer. Pacira makes no warranties, express or implied, other than those expressly made herein or in the License Agreement with respect to the Product. All other warranties, express or implied, including, but not limited to, the implied warranties of merchantability satisfactory quality and fitness for a particular purpose are hereby disclaimed by Pacira.

8	ADVERSE EVENTS AND PRODUCT RECALL

8.1

Adverse Event. Each of the parties shall promptly notify the other upon discovery of the occurrence of any Product complaint or adverse event concerning the Product. Each Party shall be responsible for notifications of adverse events to be made to the FDA as set forth in Section 3.5 of the License Agreement.

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8.2

Company Initiated Recalls. In the event Company is required or voluntarily decides to initiate a recall, withdrawal, or field correction of the Product, Company shall notify Pacira and provide a copy of its proposal, including the recall letter, for review prior to initiation of such action and the Parties shall fully consult and cooperate with each other concerning the need for such a recall and in order to develop and execute a recall plan, as Company determines is necessary. In conjunction with such recall, Pacira shall assist in the investigation to determine the cause and extent of the problem.

8.3

Pacira Initiated Recalls. In the event that Pacira independently believes that a recall, withdrawal, or field correction of the Product may be necessary or appropriate, Pacira shall notify Company of Pacira’s belief, and the Parties shall fully cooperate with each other concerning the necessity and nature of such action.

8.4	Company Control of Recalls. Following the Agreement Date, all coordination of any recall or field correction activities involving Product shall be handled by Company.

8.5

Costs of Recalls. In the event that any Product is recalled as a direct result of the negligent or intentionally wrongful acts or omissions of Company or its representatives, then Company shall bear (and reimburse Pacira for) all of the costs and expenses of such recall, including expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. In the event that any Product is recalled as a direct result of the negligent or intentionally wrongful acts or omissions of Pacira or its representatives (including, but not limited to, of any Third Party Manufacturer) or Product misbranding or failure to meet Specification or as a result of any other breach of this Agreement by Pacira, then Pacira shall bear (and reimburse the Company for) all of the costs and expenses of such recall, including expenses related to communications and meetings with all required Relevant Authorities, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. To the extent that the reason for any recall of Product hereunder is in part the responsibility of Pacira and in part the responsibility of Company or is not due to the fault of either Party, then the expenses shall be allocated in an equitable manner between the Parties.

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9	LIABILITY, INSURANCE AND INDEMNITIES

9.1

The indemnity obligations, limitations of liability, obligations to maintain insurance and all other provisions of Section 10 of the License Agreement will apply with respect to this Agreement, and are hereby incorporated herein by reference.

10	TERM AND TERMINATION

10.1	Term. This Agreement shall come into effect on the Effective Date and shall continue until expiration or earlier termination of the License Agreement.

10.2

Termination by Pacira. Notwithstanding Section 10.1 above, effective on January 1, 2013 and on each anniversary thereof, Pacira may terminate this Agreement (without terminating the License Agreement) on 12 months written notice to EKR, subject to the terms and conditions of Section 11.5 hereof, in the event that the total payments of the Supply Price hereunder and Royalties and Additional Royalties under the License Agreement in the previous calendar year of the Term are less than [**] Dollars ($[**]). For the purposes of the preceding sentence, the full amount of Royalties that would be payable by EKR, without giving effect to any deductions taken pursuant to Section 6.3(b) of the License Agreement, shall be counted towards the [**] Dollar threshold described in the preceding sentence.

11	EVENTS ON TERMINATION

11.1

Pending Purchase Orders. Upon termination or expiration of this Agreement pursuant to Section 10.1 above, Pacira shall supply, and Company shall accept Delivery of, any Products Manufactured pursuant to Purchase Orders placed prior to the date of such termination.

11.2

Survival. The following provisions shall survive any termination or expiration of this Agreement: Section 1 (“Definitions”), Section 3.2 (“Rejection/Acceptance Procedures; Non-Conforming Product), Section 7.2 (“Pacira Representations, Warranties and Covenants”), Section 7.3 (“Disclaimer”), Section 8 (“Adverse Events and Product Recall”), Section 9 (“Liability, Insurance and Indemnities”), Section 11 (“Events on Termination”), Section 12 (“Assignment and Sub-Contracting”) and Section 13 (“General Provisions”).

11.3

Retention of Records. Following any termination or expiration of this Agreement, Pacira shall retain pharmaceutical records and samples with respect to all Products manufactured hereunder, in accordance with cGMP and all other Applicable Laws.

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11.4

Survival as Provided Under License Agreement. Notwithstanding anything to the contrary, the terms and conditions of this Agreement shall survive termination of the License Agreement to the extent provided in Section 17.4 of the License Agreement.

11.5

Termination by Pacira. Upon termination of this Supply Agreement by Pacira pursuant to Section 10.2 above, in the event that a Third Party Manufacturer has not already been qualified, Pacira shall continue to manufacture Products hereunder until such time that a Third Party Manufacturer is qualified and shall assist EKR in the transfer of the manufacture of the Products at EKR’s cost, including the Specifications, from Pacira to EKR or EKR’s designee and grant such licenses under the PPI IP as necessary to enable the Third Party Manufacturer or EKR to manufacture and package the Products. This shall include, at EKR’s request, the right to observe Pacira’s manufacture of the Product(s) and review all relevant know how related to the manufacture of the Products, subject to reasonable confidentiality undertakings on behalf of such observers, and reasonable cooperation by Pacira prior to and following the effectiveness of the transfer. EKR shall receive the necessary Specifications and know-how and certain intellectual property developed in the course of this Agreement to permit EKR or EKR’s designee to manufacture the Products in accordance with the Specifications in place at the time of the transfer.

12	ASSIGNMENT AND SUB-CONTRACTING

12.1

This Agreement may only be assigned or otherwise transferred (including, but not limited to, in connection with a Change of Control (as defined in the License Agreement)) by a Party only to a permitted successor or assignee of such Party’s rights and obligations under the License Agreement.

13	GENERAL PROVISIONS

13.1

Entire Agreement. The terms and conditions of this Agreement, the License Agreement and the Transition Services and Inventory Agreement set out the entire agreement and understanding between the Parties in respect of the subject matter hereof, and supersede any other agreements or understandings with respect to such subject matter, including, but not limited to, the Original Agreement and that certain Summary of Proposed Terms of an Agreement between EKR Therapeutics, Inc. and SkyePharma, Inc. for the Acquisition of DepoDur dated as of May 15, 2007.

13.2	Amendments. No variation of the terms and conditions of this Agreement shall be valid unless it is in writing and signed by or on behalf of both Parties.

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13.3	Notices. The provisions of Section 19 of the License Agreement shall apply to any notices permitted or required to be given hereunder.

13.4

Relationship of the Parties. Nothing in this Agreement is deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

13.5

Waiver. Unless expressly agreed, no waiver of any term, provision or condition of this Agreement shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so waived.

13.6

Severability. If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

13.7

Delay. No failure or delay by either party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

13.8

Rights and Remedies Cumulative. The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

13.9

Counterparts. This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

13.10

Choice of Law; Forum. This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with New York law without regard to provisions related to conflicts of laws, and, except in respect of disputes to be resolved pursuant to the Dispute Resolution procedures set forth in Schedule VIII to the License Agreement, the Parties agree to submit any dispute to the exclusive jurisdiction of the federal and state courts sitting in New York.

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13.11

Binding Effect. Subject to Section 12.1, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns permitted under this Agreement.

13.12

Standard of Manufacture. Notwithstanding anything to the contrary contained in this Agreement, Pacira will use at least the same diligence in its efforts to manufacture and supply Products to EKR pursuant to this Agreement that it uses to manufacture and supply other comparable products, whether the distributor or buyer is Pacira, an Affiliate of Pacira, a sublicensee or an unrelated third party.

(signature page follows)

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IN WITNESS WHEREOF this Agreement has been signed on behalf of the Parties hereto effective as of the Effective Date.

EKR THERAPEUTICS, INC.		PACIRA PHARMACEUTICALS, INC. (F/K/A SKYEPHARMA, INC.)

By:	/s/ Richard DeSimone	By:	/s/ David Stack
Print Name:	Richard DeSimone	Print Name:	David Stack
Title:	CFO	Title:	CEO

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APPENDIX 1

THE SPECIFICATION; BATCH SIZE

DepoDur [**] mg batch size: [**] Vials

DepoDur [**] mg batch size: [**] Vials

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APPENDIX 2

PACKAGING AND LABELLING SPECIFICATIONS

All Products will be packaged in single cartons of five (5) Vials per carton. Included in each carton is a single Coldmark freeze indicator and a DepoDur Package Insert.